Exhibit 99.1

ChampionX Reports First Quarter 2025 Results

THE WOODLANDS, TX, April 29, 2025 - ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced first quarter of 2025 results. Revenue was $864.5 million, net income attributable to ChampionX was $85.8 million, and adjusted EBITDA was $190.9 million. Income before income taxes margin was 12.1% and adjusted EBITDA margin was 22.1%. Cash from operating activities was $66.8 million and free cash flow was $38.6 million.

CEO Commentary

“The first quarter demonstrated the resilience of our ChampionX portfolio as we delivered strong adjusted EBITDA and adjusted EBITDA margin, and generated positive free cash flow. These results reflect the commitment of our ChampionX employees around the world who express daily an unwavering focus on delivering value-added solutions for our customers’ most important challenges. I am thankful and humbled to lead such a talented and dedicated team,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the first quarter of 2025, we generated revenue of $864 million, which decreased 5% sequentially, in line with our expectations, driven primarily by a typical seasonal decline in international operations. We generated net income attributable to ChampionX of $86 million, income before income taxes margin of 12.1%, and we delivered adjusted EBITDA of $191 million, representing a 22.1% adjusted EBITDA margin, our second-highest level as ChampionX, which speaks to the continued productivity and profitability focus of our team.

“Cash flow from operating activities was $67 million during the first quarter, which represented 78% of net income attributable to ChampionX, and we generated free cash flow of $39 million, our 12th consecutive quarter of positive free cash flow. Our balance sheet and financial position remain strong, ending the first quarter with approximately $1.2 billion of liquidity, including $527 million of cash and $674 million of available capacity on our revolving credit facility.

“As a leading global provider of production optimization solutions for the energy industry, ChampionX is uniquely well-positioned to help operators meet the objective of maximizing the value of their producing assets, particularly against the backdrop of the ongoing structural shift toward capital discipline and moderating capital spending in the upstream and midstream industries. As global oil production grows, our differentiated and resilient production-oriented portfolio drives our expectation of positive performance relative to general oil and gas market activity in 2025.

“Amid recent changes in international trade policies, ChampionX is continuing to put its continuous improvement culture to work every day to successfully deliver products and technologies designed to improve our cost structure and drive efficiencies. We are leveraging our global and flexible supply chain footprint, long-standing supplier partnerships, pricing adjustments, and productivity initiatives to address tariff impacts, and we will continue to be there to serve our customers and deliver differentiated margin and free cash flow performance.”

Agreement to be Acquired by SLB

On April 2, 2024, SLB (NYSE: SLB) and ChampionX jointly announced a definitive Agreement and Plan of Merger (the “Merger Agreement”) for SLB to purchase ChampionX in an all-stock transaction. The transaction was unanimously approved by the ChampionX board of directors and the transaction received the approval of the ChampionX stockholders at a special meeting held on June 18, 2024. The transaction is subject to regulatory approvals and other customary closing conditions.

ChampionX may continue to pay its regular quarterly cash dividends with customary record and payment dates, subject to certain limitations under the Merger Agreement. Given the pending acquisition of ChampionX by SLB, ChampionX has discontinued providing quarterly guidance and will not host a conference call or webcast to discuss its first quarter 2025 results.

Production Chemical Technologies

Production Chemical Technologies revenue in the first quarter of 2025 was $523.4 million, a decrease of $46.3 million, or 8%, sequentially, due primarily to seasonally lower international sales volumes.

Segment operating profit was $82.2 million and adjusted segment EBITDA was $109.1 million. Segment operating profit margin was 15.7%, a sequential decrease of 248 basis points, and adjusted segment EBITDA margin was 20.8%, a sequential decrease of 259 basis points. The sequential decrease in segment operating profit margin and adjusted segment EBITDA margin was driven by lower sales volumes.

Production & Automation Technologies

Production & Automation Technologies revenue in the first quarter of 2025 was $264.4 million, a decrease of $5.2 million, or 2%, sequentially, due primarily to seasonally lower international sales volumes. Revenue from digital products was $57.8 million in the first quarter of 2025, a sequential decrease of 7%, driven by seasonally lower customer activity in North America.

Segment operating profit was $37.6 million and adjusted segment EBITDA was $70.3 million. Segment operating profit margin was 14.2%, a sequential decrease of 27 basis points, and adjusted segment EBITDA margin was 26.6%, a sequential increase of 34 basis points. The decrease in segment operating profit margin and the increase in adjusted segment EBITDA margin was driven by lower sales volumes, offset somewhat by productivity improvements.

Drilling Technologies

Drilling Technologies revenue in the first quarter of 2025 was $50.5 million, a decrease of $1.4 million, or 3%, sequentially, driven primarily by lower North America sales volumes.

Segment operating profit was $8.2 million and adjusted segment EBITDA was $10.2 million. Segment operating profit margin was 16.2%, compared to 20.6% in the prior quarter, and adjusted segment EBITDA margin was 20.3%, a decrease of 346 basis points, sequentially, due primarily to lower volumes.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the first quarter of 2025 was $26.9 million, an increase of $5.0 million, or 23%, sequentially, driven by higher sales volumes in the U.S. and internationally.

Segment operating profit was $5.5 million and adjusted segment EBITDA was $6.3 million. Segment operating profit margin was 20.5%, an increase of 1008 basis points, sequentially, and adjusted segment EBITDA margin was 23.6%, an increase of 647 basis points, sequentially. The increase in segment operating profit margin and adjusted segment EBITDA margin was driven by higher sales volumes together with a more favorable product mix.

Other Business Highlights: Production Chemical Technologies and Reservoir Chemical Technologies
•Awarded several first fill contracts for new conventional and unconventional fields in the Middle East region.
•The North America Offshore production chemicals team was awarded the contract for an upcoming major capital project in the Gulf of America. The win was the culmination of years' worth of work developing technical solutions to address the project's most impactful challenges.
•Commenced the initial deliveries of a significant volume of hydrate inhibitor for a major new FPSO, supporting an independent Australian operator.
•Awarded program of competitive process water treatment applications in Canada after performing comprehensive technical assessments and value-added recommendations.
•Completed our second RENEWIQ® (production and reservoir chemistry delivered through one trailer) joint offering for frac treating.
•Reservoir group was awarded RENEWIQ work for the application of our production enhancement PROE completion chemistry to improve production over the life of wells. This program, combined with our one-site PCT service expertise, continues to bring differentiated solutions to operators in the Permian Basin.
•Started the Unconventional Water team to support North America Land Water applications.
•Recently won four different contracts after re-entering the US Land market with our H2S scavenger program.
•Providing chemistries supporting a Canadian customer that is scheduled to commission and start up a new thermal asset in August 2025.

Other Business Highlights: Production & Automation Technologies
•Awarded a multi-year contract for production optimization software by a customer in Indonesia. 4000+ wells were successfully migrated in Q1 to our XSPOC® production optimization software, delivering data-driven insights to help the customer make informed production decisions across their field for all artificial lift systems.
•Continue to see strong market adoption of new digital technologies as operators look for cost-effective, scalable monitoring solutions. More than 450 SmartSpin® wireless rod rotator sensors have been installed in the field and 120+ of the recently launched SMARTEN™® Lite rod pump controller have been deployed.
•ChampionX’s RMSpumptools, in partnership with our UNBRIDLED® ESP Systems team, continues to grow sales of Automatic Diverter Valves (ADV) in the Permian for a major oil company. This key technology offers customers better sand and solids management in ESP systems and acts as a safety device for ESPs featuring a PMM motor.
•Following two 6-month trial installations, RMSpumptools has received an order for its Y-chek systems by a Middle East national oil company. This success sets the direction for expansion of this Y-chek solution.
•Completed the first 30+ well trial with a major producer in the Permian basin of the newly offered chemical injection assurance (CIA) software module on the modern, secure, and scalable Connexia® platform. The CIA software provides fully integrated chemical measurement and delivery data as well as control and optimization capabilities.
•The SMARTEN XE ESP control system is a leader in the ESP control market. In Q1, ChampionX secured a new customer based on the advanced capabilities of the SMARTEN XE controller. The system’s ability to deliver enhanced performance across multi-pad projects was central to the customer’s decision. Since launch, ChampionX has installed hundreds of ESPs with SMARTEN XE controls, improving the operation of customers’ ESP systems.
•Launched newly designed LOOKOUT® optimization services to provide real-time data with full ESP system control, advanced data visualization, integrated communications, and direct access to a team of multi-disciplined artificial lift experts. Powered by a modern digital backbone, LOOKOUT optimization services enable streamlined integration of diverse data sources and control solutions. LOOKOUT also leverages the full capabilities of the SMARTEN XE ESP control system, delivering advanced automation for ESP operations.
•ChampionX’s Integrated Production Optimization (IPO) business continues to expand. A Permian operator, following a series of acquisitions, has expanded implementation of the IPO solution across newly acquired acreage – placing all new wells and ESP replacements under the IPO program. IPO has consistently delivered measurable production uplift, enhanced equipment reliability, stabilized reservoir pressure drawdown, and optimized chemical spend for the operator.
•ChampionX’s Norris Sucker Rods has been awarded a large contract for the supply of approximately 35,000 sucker rods for a major customer in India. ChampionX won the contract based on superior reliability and in-country technical support, according to the customer.
•Norris Rods received a large bulk order for sucker rods from a U.S. independent producer to assure supply for future operations and to mitigate the impact of tariffs. Norris Rods are manufactured from U.S. steel at the Company’s factory in Tulsa, Oklahoma.

###

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About ChampionX

ChampionX is a global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently, and sustainably around the world. ChampionX’s expertise, innovative products, and digital technologies provide enhanced oil and gas production, transportation, and real-time emissions monitoring throughout the lifecycle of a well. To learn more about ChampionX, visit our website at www.ChampionX.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements relating to the proposed transaction between SLB and ChampionX, including statements regarding the benefits of the transaction and the anticipated timing of the transaction, and information regarding the businesses of SLB and ChampionX, including expectations regarding outlook and all underlying assumptions, SLB’s and ChampionX’s objectives, plans and strategies, information relating to operating trends in markets where SLB and ChampionX operate, statements that contain projections of results of operations or of financial condition and all other statements other than statements of historical fact that address activities, events or developments that SLB or ChampionX intends, expects, projects, believes or anticipates will or may occur in the future. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” “intends,” “plans,” “seeks,” “targets,” “may,” “can,” “believe,” “predict,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “ambition,” “goal,” “scheduled,” “think,” “could,” “would,” “will,” “see,” “likely,” and other similar expressions or variations, but not all forward-looking statements include such words. These forward-looking statements involve known and unknown risks and uncertainties, and which may cause SLB’s or ChampionX’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Part I, “Item 1. Business”, “Item 1A. Risk Factors”, and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SLB’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (the “SEC”) on January 22, 2025 and Part 1, Item 1A, “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 5, 2025, and each of their respective, subsequent Current Reports on Form 8-K. These include, but are not limited to, and in each case as a possible result of the proposed transaction on each of SLB and ChampionX: the ultimate outcome of the proposed transaction between SLB and ChampionX, including the effect of the announcement of the proposed transaction; the ability to operate the SLB and ChampionX respective businesses, including business disruptions; difficulties in retaining and hiring key personnel and employees; the ability to maintain favorable business relationships with customers, suppliers and other business partners; the terms and timing of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the anticipated or actual tax treatment of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction (including the adoption of the merger agreement in respect of the proposed transaction by ChampionX stockholders); other risks related to the completion of the proposed transaction and actions related thereto; the ability of SLB and ChampionX to integrate the business successfully and to achieve anticipated synergies and value creation from the proposed transaction; changes in demand for SLB’s or ChampionX’s products and services; global market, political and economic conditions, including in the countries in which SLB and ChampionX operate; the ability to secure government regulatory approvals on the terms expected, at all or in a timely manner; the extent of growth of the oilfield services market generally, including for chemical solutions in production and midstream operations; the global macro-economic environment, including headwinds caused by inflation, rising interest rates, unfavorable currency exchange rates, and potential recessionary or depressionary conditions; the impact of shifts in prices or margins of the products that SLB or ChampionX sells or services that SLB or ChampionX provides, including due to a shift towards lower margin products or services; cyber-attacks, information security and data privacy; the impact of public health crises, such as pandemics (including COVID-19) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; trends in crude oil and natural gas prices, including trends in chemical solutions across the oil and natural gas industries, that may affect the drilling and production activity, profitability and financial stability of SLB’s and ChampionX’s customers and therefore the demand for, and profitability of, their products and services; litigation and regulatory proceedings, including any proceedings that may be instituted against SLB or ChampionX related to the proposed transaction; failure to effectively and timely address energy transitions that could adversely affect the businesses of SLB or ChampionX, results of operations, and cash flows of SLB or ChampionX; and disruptions of SLB’s or ChampionX’s information technology systems.

These risks, as well as other risks related to the proposed transaction, are included in the Form S-4 and proxy statement/prospectus that was filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to SLB’s and ChampionX’s respective periodic reports and other filings with the SEC, including the risk factors identified in SLB’s and ChampionX’s Annual Reports on Form 10-K, respectively, and SLB’s and ChampionX’s Quarterly Reports on Form 10-Q. The forward-looking statements included in this communication are made only as of the date hereof. Neither SLB nor ChampionX undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2025	2024	2024
Revenue	$864,464	$912,037	$922,141
Cost of goods and services	572,938	600,154	622,937
Gross profit	291,526	311,883	299,204
Costs and expenses:
Selling, general and administrative expense	177,045	184,722	172,414
(Gain) loss on sale-leaseback transaction	—	—	(29,883)
Interest expense, net	13,196	12,375	13,935
Foreign currency transaction losses (gains), net	1,504	1,697	55
Other expense (income), net	(4,631)	(5,026)	2,927
Income before income taxes	104,412	118,115	139,756
Provision for income taxes	15,384	33,204	26,596
Net income	89,028	84,911	113,160
Net income attributable to noncontrolling interest	3,231	2,145	237
Net income attributable to ChampionX	$85,797	$82,766	$112,923

Earnings per share attributable to ChampionX:
Basic	$0.45	$0.43	$0.59
Diluted	$0.44	$0.43	$0.58

Weighted-average shares outstanding:
Basic	191,143	190,586	190,803
Diluted	193,709	193,487	193,964

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	March 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$526,559	$507,681
Receivables, net	417,639	466,782
Inventories, net	497,183	496,831
Assets held for sale	241,791	14,001
Prepaid expenses and other current assets	85,617	78,602
Total current assets	1,768,789	1,563,897

Property, plant and equipment, net	729,931	755,422
Goodwill	619,505	718,944
Intangible assets, net	247,907	258,614
Other non-current assets	134,258	173,375
Total assets	$3,500,390	$3,470,252

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$6,203	$6,203
Accounts payable	498,335	455,531
Liabilities held for sale	61,415	—
Other current liabilities	218,943	324,138
Total current liabilities	784,896	785,872

Long-term debt	590,746	591,453
Other long-term liabilities	220,054	261,749
Stockholders’ equity:
ChampionX stockholders’ equity	1,916,726	1,846,437
Noncontrolling interest	(12,032)	(15,259)
Total liabilities and equity	$3,500,390	$3,470,252

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2025	2024
Cash flows from operating activities:
Net income	$89,028	$113,160
Depreciation and amortization	60,056	59,580
(Gain) loss on sale-leaseback transaction	—	(29,883)
Loss on Argentina Blue Chip Swap transaction	—	4,092
Deferred income taxes	(10,941)	(12,903)
Loss (gain) on disposal of fixed assets	1,616	1,107
Receivables	13,937	62,915
Inventories	(25,569)	(39,873)
Accounts payable	40,675	68,248
Other assets	(19,955)	(602)
Leased assets	(6,665)	(4,254)
Other operating items, net	(75,380)	(48,079)
Net cash flows provided by operating activities	66,802	173,508

Cash flows from investing activities:
Capital expenditures	(31,250)	(31,912)
Proceeds from sale of fixed assets	3,004	2,390
Proceeds from sale-leaseback transaction	—	44,292
Purchase of investments	—	(17,162)
Sale of investments	—	13,070
Acquisitions, net of cash acquired	—	(21,472)
Net cash used for investing activities	(28,246)	(10,794)

Cash flows from financing activities:
Repayment of long-term debt	(1,551)	(1,551)
Repurchases of common stock	—	(49,399)
Dividends paid	(18,110)	(16,247)
Other	(488)	3,104
Net cash used for financing activities	(20,149)	(64,093)

Effect of exchange rate changes on cash and cash equivalents	471	(1,161)

Net increase in cash and cash equivalents	18,878	97,460
Cash and cash equivalents at beginning of period	507,681	288,557
Cash and cash equivalents at end of period	$526,559	$386,017

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2025	2024	2024
Segment revenue:
Production Chemical Technologies	$523,390	$569,662	$590,108
Production & Automation Technologies	264,377	269,568	252,614
Drilling Technologies	50,530	51,942	55,206
Reservoir Chemical Technologies	26,926	21,937	24,705
Corporate and other	(759)	(1,072)	(492)
Total revenue	$864,464	$912,037	$922,141

Income before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$82,172	$103,567	$87,832
Production & Automation Technologies	37,554	39,027	28,470
Drilling Technologies	8,174	10,703	44,402
Reservoir Chemical Technologies	5,529	2,294	3,746
Total segment operating profit	133,429	155,591	164,450
Corporate and other	15,821	25,101	10,759
Interest expense, net	13,196	12,375	13,935
Income before income taxes	$104,412	$118,115	$139,756

Operating profit margin / income before income taxes margin:
Production Chemical Technologies	15.7%	18.2%	14.9%
Production & Automation Technologies	14.2%	14.5%	11.3%
Drilling Technologies	16.2%	20.6%	80.4%
Reservoir Chemical Technologies	20.5%	10.5%	15.2%
ChampionX Consolidated	12.1%	13.0%	15.2%

Adjusted EBITDA
Production Chemical Technologies	$109,065	$133,475	$118,031
Production & Automation Technologies	70,269	70,739	60,340
Drilling Technologies	10,237	12,321	16,074
Reservoir Chemical Technologies	6,347	3,751	5,346
Corporate and other	(5,049)	(8,021)	(8,079)
Adjusted EBITDA	$190,869	$212,265	$191,712

Adjusted EBITDA margin
Production Chemical Technologies	20.8%	23.4%	20.0%
Production & Automation Technologies	26.6%	26.2%	23.9%
Drilling Technologies	20.3%	23.7%	29.1%
Reservoir Chemical Technologies	23.6%	17.1%	21.6%
ChampionX Consolidated	22.1%	23.3%	20.8%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2025	2024	2024
Net income attributable to ChampionX	$85,797	$82,766	$112,923
Pre-tax adjustments:
(Gain) loss on sale leaseback transaction (1)	—	—	(29,883)
Russia sanctions compliance and impacts (2)	28	73	152
Restructuring and other related charges	1,059	2,704	1,709
Merger transaction costs (3)	10,232	14,434	—
Acquisition costs and related adjustments (4)	—	75	1,232
Intellectual property defense	382	158	779
Merger-related indemnification responsibility (5)	—	100	—
Tulsa, Oklahoma storm damage	—	—	305
Foreign currency transaction losses (gains), net	1,504	1,697	55
Loss on Argentina Blue Chip Swap transaction	—	—	4,092
Tax impact of adjustments	(2,971)	(5,565)	5,066
Adjusted net income attributable to ChampionX	96,031	96,442	96,430
Tax impact of adjustments	2,971	5,565	(5,066)
Net income attributable to noncontrolling interest	3,231	2,145	237
Depreciation and amortization	60,056	62,534	59,580
Provision for income taxes	15,384	33,204	26,596
Interest expense, net	13,196	12,375	13,935
Adjusted EBITDA	$190,869	$212,265	$191,712
_______________________
(1)    Amount represents the gain on the sale and leaseback of certain buildings and land.
(2) Includes charges incurred related to legal and professional fees to comply with, as well as additional foreign currency exchange losses associated with, the sanctions imposed in Russia.
(3) Includes costs incurred in relation to the Merger Agreement with Schlumberger Limited, including third party legal and professional fees.
(4) Includes costs incurred for the acquisition of businesses.
(5) Expense related to the June 3, 2020 merger transaction with Ecolab in which we acquired the Chemical Technologies business.

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2025	2024	2024
Diluted earnings per share attributable to ChampionX	$0.44	$0.43	$0.58
Per share adjustments:
(Gain) loss on sale leaseback transaction and disposal group	—	—	(0.15)
Russia sanctions compliance and impacts	—	—	—
Restructuring and other related charges	0.01	0.01	0.01
Merger transaction costs	0.05	0.07	—
Acquisition costs and related adjustments	—	—	0.01
Intellectual property defense	—	—	—
Merger-related indemnification responsibility	—	—	—
Tulsa, Oklahoma storm damage	—	—	—
Foreign currency transaction losses (gains), net	0.01	0.01	—
Loss on Argentina Blue Chip Swap transaction	—	—	0.02
Tax impact of adjustments	(0.01)	(0.02)	0.03
Adjusted diluted earnings per share attributable to ChampionX	$0.50	$0.50	$0.50

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES BY SEGMENT
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2025	2024	2024
Production Chemical Technologies
Segment operating profit	$82,172	$103,567	$87,832
Non-GAAP adjustments	1,658	2,251	3,933
Depreciation and amortization	25,235	27,657	26,266
Segment adjusted EBITDA	$109,065	$133,475	$118,031

Production & Automation Technologies
Segment operating profit	$37,554	$39,027	$28,470
Non-GAAP adjustments	764	75	2,076
Depreciation and amortization	31,951	31,637	29,794
Segment adjusted EBITDA	$70,269	$70,739	$60,340

Drilling Technologies
Segment operating profit	$8,174	$10,703	$44,402
Non-GAAP adjustments	766	306	(29,883)
Depreciation and amortization	1,297	1,312	1,555
Segment adjusted EBITDA	$10,237	$12,321	$16,074

Reservoir Chemical Technologies
Segment operating profit	$5,529	$2,294	$3,746
Non-GAAP adjustments	(278)	39	16
Depreciation and amortization	1,096	1,418	1,584
Segment adjusted EBITDA	$6,347	$3,751	$5,346

Corporate and other
Segment operating profit	$(29,017)	$(37,476)	$(24,694)
Non-GAAP adjustments	10,295	16,570	2,299
Depreciation and amortization	477	510	381
Interest expense, net	13,196	12,375	13,935
Segment adjusted EBITDA	$(5,049)	$(8,021)	$(8,079)

Free Cash Flow

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2025	2024	2024
Free Cash Flow
Cash flows from operating activities	$66,802	$207,250	$173,508
Less: Capital expenditures, net of proceeds from sale of fixed assets	(28,246)	(37,117)	(29,522)
Free cash flow	$38,556	$170,133	$143,986

Cash From Operating Activities to Revenue Ratio
Cash flows from operating activities	$66,802	$207,250	$173,508
Revenue	$864,464	$912,037	$922,141

Cash from operating activities to revenue ratio	8%	23%	19%

Free Cash Flow to Revenue Ratio
Free cash flow	$38,556	$170,133	$143,986
Revenue	$864,464	$912,037	$922,141

Free cash flow to revenue ratio	4%	19%	16%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$38,556	$170,133	$143,986
Adjusted EBITDA	$190,869	$212,265	$191,712

Free cash flow to adjusted EBITDA ratio	20%	80%	75%